Exhibit 10(iii)A_(1)

REIMBURSEMENT AGREEMENT

February 27, 2004

The General Electric Company (“GE”) acknowledges that Acuity Lighting Group, Inc. d/b/a Acuity Brands Lighting (“ABL”) has determined, utilizing its sole decision and discretion in this matter, that ABL will make a voluntary recall of certain lighting fixtures manufactured in Crawfordsville, Indiana because the lenses or reflectors or portions thereof may crack and fall as a result of leaked fluid (polypropylene glycol) from certain capacitors manufactured and sold by GE to ABL during the 2002-2003 time period. GE has been informed that ABL will incur costs to accomplish the recall, including among the costs the following: the cost to inspect installed fixtures, the cost of replacement fixtures, and labor costs to replace fixtures.

GE also acknowledges that it has been informed that, based on information currently available, ABL will repair or replace other lighting fixtures incorporating the leaking GE capacitors on an occurrence basis under ABL’s warranty. GE has also been informed that ABL will incur costs to resolve warranty claims for these fixtures incorporating leaking capacitors, including among the costs the following: the cost to inspect installed fixtures and the cost to repair or replace fixtures (parts and labor).

GE and ABL agree as follows:

(1) GE will, promptly and on a monthly basis, reimburse ABL up to $5.7 million for the costs of the recall and the costs of resolving warranty claims involving fixtures with leaking GE capacitors. ABL has informed GE that the actual costs of the recall and warranty claims resolution may be significantly lower or significantly higher than $5.7 million.

(2) Nothing contained in this Reimbursement Agreement establishes or limits the rights or obligations of ABL or GE with respect to other liabilities, costs, or expenses, including actual recall and warranty costs greater than the amounts specified in the preceding paragraph. In such matters, the parties will in good faith agree upon the appropriate amount of payment by GE to ABL.

(3) GE and ABL will cooperate to -

(a) enable recall and warranty work to be conducted as efficiently and cost-effectively as is reasonably possible, taking into consideration the need to preserve customer relationships;

(b) identify as closely as is reasonably possible the true and complete population of fixtures containing the subject capacitors, with the goal of recalling only those fixtures containing the subject capacitors;

(c) establish a procedure, pursuant to paragraph (d) below, such that recall and warranty costs are traceable on a site-by-site basis and that costs for fixture replacements for problems caused by something other than GE’s actions or omissions can be excluded from the recall and warranty costs that are the subject of this Reimbursement Agreement; and

(d) follow a collaborative process which provides for joint planning, implementation, execution and approval of process elements of the recall (to the extent permitted under the corrective action plan approved by the Consumer Product Safety Commission) and warranty work by GE and ABL project teams, with disputed matters to be resolved by the General Manager, GE Motors & Controls, and the Executive Vice President & General Manager, Lithonia Lighting Group of ABL, with remaining disputed matters to be resolved by the CEO of GE Consumer & Industrial and the CEO of Acuity Brands, Inc.

GE and ABL will negotiate in good faith in order to be able to enter into a mutually acceptable agreement by the close of business on Monday, March 1, 2004, outlining the dates by which specific data will be gathered or reviewed, tests performed, and records reviewed, in order to best determine the ABL fixtures containing leaking GE capacitors and to identify appropriate means of reducing the costs of the recall and warranty work.

(4) Nothing in this Reimbursement Agreement shall constitute an admission by GE, with respect to matters outside the scope of paragraph (1) above, that its manufacturing process is the sole reason for leaking capacitors or that GE’s terms and conditions did not apply to this transaction.

(5) The parties hereto agree to negotiate in good faith with the goal of entering into a mutually acceptable Joint Defense Agreement with respect to the leaking capacitors and resulting problems with ABL lighting fixtures by the close of business on Monday, March 1, 2004.

(6) Disputes between GE and ABL regarding rights and obligations under this Reimbursement Agreement shall be resolved through binding arbitration pursuant to a mutually acceptable arbitration agreement to be negotiated in good faith by the parties prior to the close of business on Monday, March 1, 2004.

/s/ Mark J. Gliebe

Mark J. Gliebe General Manager General Electric Company GE Consumer & Industrial

/s/ John K. Morgan

John K. Morgan Sr. Executive Vice President Acuity Lighting Group, Inc.